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                                                                EXHIBIT 5.1

                            [VIACOM LETTERHEAD]

                             November 24, 1999

Viacom Inc.

1515 Broadway

New York, New York 10036

Ladies and Gentlemen:

   This letter sets forth my opinion regarding the legality of the securities being registered by Viacom, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission of a Joint Proxy Statement/Registration Statement on Form S-4 (No. 333-88613), as amended (the "Joint Proxy Statement/Registration Statement"), and the prospectus contained in the Joint Proxy Statement/Registration Statement (the "Prospectus"), covering the registration under the Securities Act of 1933, as amended (the "Act"), of 907,746,991 shares of the Class B common stock, par value $.01 per share, and 11,003 shares of Series C Preferred Stock, par value $.01 per share, to be issued by the Company (collectively, the "Shares") pursuant to the Amended and Restated Agreement and Plan of Merger among Viacom Inc., CBS Corporation and Viacom/CBS LLC, dated as of September 6, 1999, as amended and restated as of October 8, 1999 and as of November 23, 1999 (the "Merger Agreement"). The Shares are described in the Joint Proxy Statement/Registration Statement, to which this opinion is an exhibit.

   In connection with the foregoing, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to us as copies. I have also assumed that the Merger Agreement is amended and restated on November 23, 1999 in the form attached to the Joint Proxy Statement/Registration Statement as Annex A thereto.

   Based upon the foregoing, I am of the opinion that the Shares to which the Prospectus relates have been duly authorized and, when issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable.

   My opinion expressed above is limited to the General Corporation Law of the state of Delaware and I do not express any opinion herein concerning any other law.

   I hereby consent to the use of this opinion as Exhibit 5.1 to the Joint Proxy Statement/Registration Statement and to the use of my name under the caption "LEGAL MATTERS" contained in the Prospectus. In giving this consent, I do not thereby concede that I come within the category of persons whose consent is required by the Act or the general rules and regulations promulgated thereunder.

                                          Very truly yours,

                                              /s/ Michael D. Fricklas
                                          -------------------------------------

                                                Michael D. Fricklas

                                             Senior Vice President, General
                                               Counsel and Secretary